Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp Investor/Media Contact:
Paul Surdez - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

Covance Receives Frost & Sullivan Asia Pacific CRO
Growth Excellence Leadership Award Two Years in a Row

Burlington, NC, October 19, 2015 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today that Covance Drug Development (“Covance”) has been awarded the 2015 Frost & Sullivan Asia Pacific CRO Growth Excellence Leadership Award. This marks the second consecutive year that Covance has received this significant recognition for its continuing efforts to expand the scope of drug development services it provides in this important and growing region.

Covance stood out for its successful move into emerging markets in the Asia Pacific region through efforts to tailor its strategy to suit local conditions. Other successes that contributed to the award included the ability to meet present and future drug development requirements, expansion of investments in clinical and preclinical business areas and agility when tapping into fast-growing opportunities in the region. This recognition demonstrates that Covance continues to extend its global leadership in providing drug development solutions.

“In this fiercely competitive market scenario, Covance has adopted and instigated client-centric strategies to augment value to stakeholders’ businesses,” said Sanjeev Kumar, consultant in Frost & Sullivan’s APAC Healthcare Practice. “This includes delivery of a total solution aimed at maximizing value for stakeholders and the development of capabilities to meet the growing needs of clients. The company has successfully moved into emerging markets by tailoring its strategy to suit local conditions. It has also made concerted efforts to focus on customer satisfaction, which has further strengthened its leading position in the segment.”

Covance has seen robust growth across the Asia Pacific region, which can be attributed to investments in infrastructure and expansion of its workforce. Those investments are connected to several new and renewed partnership agreements with leading biopharma companies, which have enabled Covance to reach groundbreaking achievements, including being the first central laboratory to offer blood-based molecular testing services in China.

“Receiving this award for a second consecutive year demonstrates that Covance’s continued investments in the Asia Pacific region are keeping us at the forefront of the region’s rapidly growing CRO market,” said Deborah Keller, Covance’s chief executive officer. “This award is a valuable endorsement of Covance’s unique breadth of drug development services, now further differentiated through the complementary capabilities of LabCorp, which brings innovative medicines and tests to physicians and their patients. We will continue to invest in our people and capabilities in Asia, with an emphasis on offering global clients access to capabilities in this region while providing our Asia Pacific clients a gateway to global markets.”

Covance is reshaping clinical trials to transform the industry and improve lives. To learn more about clinical research solutions at Covance, please visit our website at www.covance.com.

About the 2015 Frost & Sullivan Asia Pacific Best Practices Awards
Now in its eighth consecutive year, the Frost & Sullivan Asia Pacific Best Practices Awards recognize companies across industries commending their diligence, commitment, and innovative business strategies required to advance in the global marketplace. Exemplary companies across different industries and functional disciplines in the region will be recognized in the following categories: environment, energy & power, industrial, chemicals, logistics, healthcare and IT. Frost & Sullivan follows a rigorous measurement based methodology based on actual market performance indicators to select the recipients in each category.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development and knowledge services. With combined revenue pro forma for the acquisition of Covance in excess of $8.5 billion in 2014 and more than 48,000 employees in over 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals, and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2015 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2014, and the Company’s Form 10-Q for the quarter ended June 30, 2015, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2014, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.